EXHIBIT 21.1

                            VALENCE TECHNOLOGY, INC.

                              LIST OF SUBSIDIARIES



VALENCE TECHNOLOGY (NEVADA), INC,. a Nevada corporation wholly owned by Valence Technology, Inc.

VALENCE TECHNOLOGY CAYMEN ISLANDS INC., a Cayman Islands corporation wholly owned by Valence Technology, Inc.

VALENCE TECHNOLOGY N.V., a Dutch Antilles corporation wholly owned by Valence Technology Cayman Islands Inc.

VALENCE TECHNOLOGY INTERNATIONAL, INC, a Cayman Islands corporation wholly owned by Valence Technology Cayman Islands Inc.

VALENCE TECHNOLOGY B.V., a Dutch corporation wholly owned by Valence Technology N.V.

VALENCE TECHNOLOGY (Suzhou) Co., Ltd., a China Corporation, wholly owned by Valence Technology, Inc.

VALENCE ENERGY-TECH (Suzhou) Co., Ltd., a China Corporation, wholly owned by Valence Technology, Inc.